UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

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On June 10, 2022, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, delivered the following letter to the board of directors of Republic First Bancorp, Inc.:

June 10, 2022

Via FedEx and email to ljacobs@myrepublicbank.com

Board of Directors of Republic First Bancorp, Inc.

Two Liberty Place

50 South 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

Attn: Lisa Jacobs, Esquire, Secretary of Republic First Bancorp, Inc.

Dear Directors:

We write today as holders of nearly 10% of the voting common stock of Republic First Bancorp, Inc. (“Company”). By our count, we are the largest non-insider, non-institutional ownership group of Company stock.

We are of course aware of Judge Diamond’s Order appointing Mr. Putnam as Custodian of the Company, as well as the Court of Appeals for the Third Circuit’s scheduling of an expedited appeal of that Order. We believe, as soon as is appropriate under Judge Diamond’s Order, or any modification thereof by the Third Circuit, immediate and dramatic changes in the Company’s business, executive leadership and governance need to move forward without further delay. The Board needs to act to ensure that the best interests of the Company and all its shareholders are upheld. Time is of the essence, as we believe serious consequences await if the Company does not act as promptly as possible. As you know, we have put forth Gregory Braca, an individual whose credentials are second to none, for the special board seat election contemplated by the Court’s Order, specifically to assist in expediting these actions as quickly as permitted. The actions we request, when taking such action would be in accordance with any applicable Court Orders, are set forth below.

First, the Company has most recently been notified not once, but twice, that it is in violation of Nasdaq’s rules and risks delisting for failure to file its required financial reports for the year ended 2021 and the first quarter of 2022. The failure of management to complete this most basic obligation is an embarrassment to the Company, a shock to the investment community and reminiscent of the antics of a penny stock organization. It must be swiftly corrected.

Second, we have, in the past, repeatedly asked for a meeting with the Company’s Board and executive leadership on a number of items and initiatives. Frankly, our very substantial investment and our long-term interest in the Company warrants such engagement. The reaction of Vernon W. Hill, II to our initial outreach several months ago cannot be repeated here. Subsequently, as all the directors know, almost three months ago on March 11, 2022, we submitted a detailed investment proposal that, among other things, offered to inject much needed capital that would have recapitalized the Company. As far as we can tell, Mr. Hill at that time directed the Board (in its then configuration) and management to not respond or realistically evaluate our proposal. That directive must have been followed, as we never even received the courtesy of a substantive reply, despite repeated follow-up. We were not surprised by the lack of response then, given Mr. Hill’s control over the Board. However, the Board as currently comprised can and should, in the exercise of their fiduciary duties, meet with our group to discuss a path forward for the Company.

As part of that discussion, one of the most important elements is the Company’s capital position. The Company’s capital ratios are abysmal and of great concern to all. Mr. Hill even acknowledged this fact when he indicated an intent to raise equity capital over six months ago when the Company’s ratios were much stronger. In short, we believe that need of capital is largely due to the Company’s mismanagement of its investment strategy. It appears the Company ignored market conditions and undertook a disastrous program of purchasing bonds, as a result of which its securities portfolio, which constitutes almost 50% of the Company’s assets, now has a mark-to-market hit of approximately $200 million on a pre-tax basis (including both the available for sale and held to maturity portfolios) according to the most recent regulatory filings. Given that, we believe certain strategic options previously available to the Company may not be realistic at this time and must be critically reassessed.

The Company’s current faulty business model of growth at all costs also needs to be immediately abandoned. Growth can be terrific if done in a balanced way that also drives earnings that can fund future growth. Based on the results of the Company, that has clearly not been the case here. By contrast, the Company’s current focus on high cost deposits, coupled with negative loan growth and a strategy of chasing duration in a bond portfolio with rates about to rise, was a faulty one. Further, our view is the singular focus on retail branches (1) lacks the balance of a more modern operating model that leverages digital capabilities, (2) has led to high operating expenses and (3) put a great deal of pressure on earnings. As we have previously noted, the Company has some of the weakest operating margins and capital ratios in the industry, with return on assets, return on equity and efficiency ratios all substantially below and, and in some cases, less than half their peers. We believe all of the above is a direct result of leadership (or lack thereof) and that there are both short and longer term changes to strategy and execution with the right team, which can begin to quickly change this performance.

Our ability to conduct a detailed financial analysis is, of course, impaired by the Company’s inability to publish any financial statements. We believe this situation, also a consequence of mismanagement, needs to be rectified as soon as possible. The Company needs to hold a shareholder meeting as soon as possible. So long as Vernon W. Hill, II is at the helm, a shroud will hang over all of us. Existing employees will flee and we believe it will be impossible to recruit new high-level talent under the current Chief Executive Officer. The investigation sought by the Company’s auditors should not be difficult to complete expeditiously, as the fundamental question is simple. Did the Company have any unreported related party transactions (real estate, title agency/services, development, construction, acquisition of furniture/fixtures/equipment, site selection, commissions/fees, etc.) directly or indirectly with John Silvestri or any company associated, directly or indirectly (including through family members, estate planning or other associated entities), with him and/or Mr. Hill or did Mr. Hill otherwise violate the OCC Consent Order, dated November 2008, a copy of which is attached. Of course, we all have to recognize the deep forty (40) year personal and business relationship between Messrs. Hill and John Silvestri and the fact they share the same office space and have completed innumerable real estate transactions and partnerships together over the years.

We also have to recognize this will be the third time Mr. Hill may be forced to leave a banking institution during his career. On every occasion in the past, the circumstances concerning his forced departure involved similar allegations of self-dealing, improper gains and undisclosed related party financial transactions.

We would again request permission from the Board to increase our ownership position above ten percent. This potential additional substantial investment (of course subject to regulatory approval, which we are prepared to commence immediately), would reflect and solidify our long-term commitment to the Company. Again, we have never received a response from the Board to this prior request.

We have set forth in a very transparent and candid manner our thoughts and ideas for moving the Company forward. We are not speculative investors, a hedge fund or other short-term opportunists. We work and live in the area and only want what is best for the Company so it can grow and prosper again. If the Company is not in agreement or does not support our thoughts and ideas, we are willing and able to hear other ideas and to engage in constructive dialog so long as it is for the betterment of the Company, its shareholders, customers, employees and other stakeholders.

Our group looks forward to receiving a prompt response from the Board, at its earliest opportunity, consistent with the District Court’s and Third Circuit’s Orders, and we and our advisors will be available for discussions with the Board and its advisors on request.

Very truly yours,

/s/ George E. Norcross, III
George E. Norcross, III

/s/ Gregory Braca
Gregory Braca

/s/ Philip A. Norcross
Philip A. Norcross

cc: Alfred Putnam, Esquire, Custodian of Republic First Bancorp, Inc.

#2008-148

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

OFFICE OF THE COMPTROLLER OF THE CURRENCY

IN THE MATTER OF:	)
)
VERNON W. HILL, II,	)
FORMER CHIEF EXECUTIVE OFFICER AND	)	AA-EC-08-64
CHAIRMAN OF THE BOARD,	)
COMMERCE BANK, N.A.,	)
PHILADELPHIA, PENNSYLVANIA	)

STIPULATION AND CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States (“Comptroller”) intends to initiate a proceeding against Vernon W. Hill, II (“Respondent”), former chief executive officer and chairman of the board of Commerce Bank, N.A., Philadelphia, PA (“Bank”), by filing a Notice of Charges pursuant to 12 U.S.C. § 1818(b) and 12 C.F.R. § 19.18;

WHEREAS, the Comptroller finds, and Respondent neither admits nor denies, that Respondent engaged in unsafe and unsound practices and breaches of fiduciary duties by failing to comply with sound corporate governance principles in connection with real estate purchases, leases and joint real estate development transactions involving the Bank which resulted in financial gain to Respondent; and without an adjudication on the merits and solely for purposes of this settlement, and pursuant to Rule 408 of the Federal Rules of Evidence and equivalent state provisions; and in the interest of cooperation and to avoid the costs associated with future investigative, administrative and judicial proceedings with respect to this matter, the Comptroller and Respondent desire to enter into this Stipulation and Consent Order (“Order”) and conclude this matter.

NOW THEREFORE, in consideration of the above premises, it is stipulated by and between the Comptroller, through his duly authorized representative, and Respondent, that:

ARTICLE I

JURISDICTION

(1) The Bank was a national banking association, chartered and examined by the Comptroller, pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq., (prior to acquisition of the Bank by TD Banknorth, N.A., Portland, Maine, under the charter of the latter and under the title TD Bank, N.A. on May 31, 2008). The Bank was an “insured depository institution,” as that term is defined in 12 U.S.C. § 1813(c)(2), at all times relevant to this Order.

(2) Respondent, in the capacities of chief executive officer and chairman of the board of directors, is an “institution-affiliated party” of the Bank as that term is defined in 12 U.S.C. § 1813(u), having served in these capacities within six (6) years preceding the date of this Order.

(3) Pursuant to 12 U.S.C. § 1813(q), the Office of the Comptroller of the Currency (“OCC”) is the “appropriate Federal banking agency” to maintain enforcement proceedings against Respondent pursuant to 12 U.S.C. §§ 1818(b) and (i)(2).

ARTICLE II

REAL ESTATE RELATED ACTIVITY AND INSIDER TRANSACTIONS

(1) Whenever Respondent or any Respondent Controlled Entity is in an Affiliated Party Relationship with a member of an Insured Financial Institution Group, then:

(a) Neither Respondent nor any Respondent Controlled Entity shall engage in any future Real Estate Related Activity with any member of such Insured Financial Institution Group unless such transaction is:

(i) Reported by Respondent to the board of directors of the member involved in the transaction;

(ii) Approved in advance and in writing by the board of directors of the member involved in the transaction; and

(iii) Within five business days of such transaction, reported by Respondent to the audit committee of the member involved in the transaction.

(b) Respondent shall use his best efforts to ensure that a Respondent Related Party does not engage in any future Real Estate Related Activity with any member of such Insured Financial Institution Group without satisfying the requirements described in sub-paragraphs (a)(i) through (a)(iii) of this paragraph as applied to such Respondent Related Party; and

(c) Respondent, upon discovery of any type of Real Estate Related Activity by any Respondent Related Party with any member of such Insured Financial Institution Group which did not satisfy the requirements described in sub-paragraphs (a)(i) through (a)(iii) of this paragraph as applied to such Respondent Related Party, shall within five business days report such transaction to:

(i) The board of directors of the member involved in the transaction; and

(ii) The audit committee and the appropriate federal regulator of the member involved in the transaction.

(2) In addition to the provisions set forth in paragraph (1) of this Article, whenever Respondent or any Respondent Controlled Entity is a director, officer or Major Shareholder of a member of an Insured Financial Institution Group, then:

(a) Neither Respondent nor any Respondent Controlled Entity shall engage in any future Real Estate Related Activity with any member of such Insured Financial Institution Group unless the board of directors of that member first obtains a written opinion from a Designated Auditing Firm finding that the transaction is fair to the member;

(b) Respondent shall use his best efforts to ensure that a Respondent Related Party does not engage in any future Real Estate Related Activity with any member of such Insured Financial Institution Group without satisfying the requirements described in sub-paragraph (a) of this paragraph as applied to such Respondent Related Party; and

(c) Respondent, upon discovery of any type of Real Estate Related Activity by any Respondent Related Party with any member of such Insured Financial Institution Group which did not satisfy the requirements described in sub-paragraph (a) of this paragraph as applied to such Respondent Related Party, shall within five business days report such transaction to:

(i) The board of directors of the member involved in the transaction; and

(ii) The audit committee and the appropriate federal regulator of the member involved in the transaction.

(3) Any Material Change to a transaction involving Real Estate Related Activity shall be deemed to be a new transaction for the purposes of this Order.

(4) The reporting required by Respondent in paragraphs (1) and (2) of this Article shall be in writing and shall include full disclosure of all material facts that would be required to be made by a senior executive officer of an insured depository institution entering into an insider-related transaction with such institution.

ARTICLE III

COMPLIANCE

(1) Respondent shall not engage in any conflict of interest, unsafe or unsound practice, breach of fiduciary duty, or violation of law or regulation with respect to any member of an Insured Financial Institution Group.

(2) Within five business days of entering into any Affiliated Party Relationship with a member of an Insured Financial Institution Group, Respondent shall provide a copy of this order to the chairman of the board of such member.

ARTICLE IV

MONETARY PAYMENTS

Respondent shall pay to TD Bank the sum of $4,000,000 in the form of an offset to an agreed-upon sum to be paid by TD Bank to Respondent pursuant to an agreement between TD Bank and Respondent resolving all litigation between them.

ARTICLE V

DEFINITIONS

(1) The term “Respondent Controlled Entity” means any agent or nominee of Respondent; any entity in which Respondent is a general partner, controlling shareholder, president, chief executive officer, chairman of the board, majority shareholder, or managing member, or over which Respondent otherwise possesses control; any agent or nominee of a Respondent Controlled Entity; or any entity in which a Respondent Controlled Entity is a general partner, controlling shareholder, president, chief executive officer, chairman of the board, majority shareholder, managing member, or over which a Respondent Controlled Entity otherwise possesses control. The term “control” means the ability to control, in any manner, the election of the majority of the board of directors, or the power to exercise a controlling influence over the management or policies of the entity.

(2) The term “Major Shareholder” means an owner of twenty-five percent (25%) or more of the voting stock of a member of an Insured Financial Institution Group, whether alone or “acting in concert” with others as defined at 12 C.F.R. § 5.50(d)(2).

(3) The term “Real Estate Related Activity” means any transaction by or with a member of an Insured Financial Institution Group or by or with a contractor or agent of a member of an Insured Financial Institution Group, involving real estate or real estate improvements, whether relating to new or existing facilities, and includes, but is not limited to, the purchase by or lease to a member of real estate or real estate improvements, the sale by or lease from a member of real estate or real estate improvements, real estate brokerage or agent activity, the sharing or division of costs related to the development of real estate or the construction or renovation of real estate improvements, work relating to obtaining local approvals and permits, construction management, site development, real estate consulting services, all aspects of construction (e.g., carpentry, roofing, electricity, lighting, water, sewage, utilities, painting, roads, driveways, sidewalks, parking lots), architecture, interior design, interior decoration, landscaping, surveys, appraisal services, escrow services, title services, real estate legal services, procurement and maintenance of furniture or fixtures, space planning and management and renovations.

(4) The term “Insured Financial Institution Group” means any “insured depository institution,” as that term is defined by 12 U.S.C. § 1813(c), and all of its subsidiaries and affiliates, and any holding company of such institution and all of such holding company’s subsidiaries and affiliates.

(5) The term “Respondent Related Party” means the individuals previously identified by Respondent to the Comptroller in a letter dated November 13, 2008, any agent or nominee of such person; any entity in which such person is a general partner, controlling shareholder, president, chief executive officer, chairman of the board, majority shareholder, or managing member, or over which such person otherwise possesses control.

(6) The term “Affiliated Party Relationship” means any relationship in which:

(a) Respondent or a Respondent Controlled Entity is a director, officer, employee, agent or shareholder of 10.0% or more (whether alone or “acting in concert” as defined at 12 C.F.R. § 5.50(d)(2)) of a member of an Insured Financial Institution Group; or

(b) Respondent or a Respondent Controlled Entity has filed or is required to file a change-in-control notice with the appropriate Federal banking agency under 12 U.S.C. § 1817(j).

(7) The term “Designated Auditing Firm” means:

(a) One of the ten largest accounting firms based in the United States measured by international revenue in the previous year; or

(b) A consulting, advisory, or other accounting firm with appropriate expertise, if the appropriate federal regulator does not object within 30 business days after being provided with written notice of the proposal to engage such firm, subject to the following:

(i) The appropriate federal regulator may object to the qualifications of such firm or to the engagement agreement or contract with such firm;

(ii) Neither the failure to act nor a non-objection shall constitute an approval or endorsement of the proposed engagement by the appropriate federal regulator; and

(iii) Whether to object to the engagement of such firm shall be in the sole discretion of the appropriate federal regulator.

(c) The following shall not constitute a Designated Auditing Firm for purposes of Article V, Paragraph (7)(b):

(i) Any firm that is a Respondent Controlled Entity or a Respondent Related Party;

(ii) Any firm that is engaged or has previously been engaged to provide other types of services or products for Respondent, a Respondent Controlled Entity or a Respondent Related Entity, if such engagement was within the five years preceding the request for no supervisory objection and totaled $100,000 or more during that period; or

(iii) Any accounting firm that is then performing external audits for any member of an Insured Financial Institution Group where Respondent or a Respondent Controlled Entity is an officer, director or Major Shareholder.

(8) The term “Material Change” means a change to a transaction that a careful and prudent person would regard as substantially altering the person’s expected cost, benefit or risk in the transaction. Notwithstanding or limiting the foregoing, any increase in payment to or any decrease in expense of Respondent, a Respondent Controlled Entity or a Respondent Related Party of either (a) five percent or more or (b) $25,000 or more in any transaction involving Real Estate Related Activity shall be deemed to be a “Material Change” for the purposes of this Order.

(9) The term “fair” means a price that is within a reasonable range of the market value price and terms and conditions that are consistent with industry standards.

ARTICLE VI

WAIVERS

(1) By executing this Order, Respondent waives:

(a) the right to the issuance of notices under the provisions of 12 U.S.C. § 1818;

(b) all rights to hearings and final agency decisions pursuant to 12 U.S.C. § 1818 and 12 C.F.R. Part 19;

(c) all rights to seek judicial review of this Order;

(d) all rights in any way to contest the validity of this Order; and

(e) any and all claims for damages, fees, costs or expenses against the Comptroller, or any of his agents or employees, related in any way to this enforcement matter or this Order, whether arising under common law or under the terms of any statute, including, but not limited to, the Equal Access to Justice Act, 5 U.S.C. § 504 and 28 U.S.C. § 2412.

(2) Respondent shall not cause, participate in or authorize the Bank (or any subsidiary or affiliate thereof) to incur, directly or indirectly, any expense for the payment of any legal (or other professional) expense relative to the negotiation and issuance of this Order except as permitted by 12 C.F.R. § 7.2014 and Part 359; and Respondent acknowledges that he has read and understands the premises and obligations of this Order and declares that no separate promise or inducement of any kind has been made by the Comptroller, his agents or employees to cause or induce Respondent to agree to consent to the issuance of this Order and/or to execute this Order.

(3) It is hereby agreed that the provisions of this Order constitute a settlement of the actions contemplated by the Comptroller, described above. The Comptroller agrees not to institute proceedings for the specific acts, omissions, or violations described above including specifically any such acts or omissions by or liability of Respondent or any Respondent Controlled Entity at any time prior to the execution of this Order, unless such acts, omissions, or violations reoccur.

(4) It is further agreed that the provisions of this Order shall not be construed as an adjudication on the merits and, except as set forth above in paragraph (3) of this Article, shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any action affecting Respondent if, at any time, he deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

(5) Respondent understands that nothing herein shall preclude any proceedings brought by the Comptroller to enforce the terms of this Order, and that nothing herein constitutes, nor shall Respondent contend that it constitutes, a waiver of any right, power, or authority of any other representatives of the United States or agencies thereof, including the Department of Justice, to bring other actions.

IN TESTIMONY WHEREOF, the undersigned has hereunto set his hand.

/s/	11/14/08
Vernon W. Hill, II	Date

IT IS SO ORDERED.

/s/	11/17/08
John W. Quill	Date
Deputy Comptroller for Special Supervision
Office of the Comptroller of the Currency

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”), which the Group expects will occur at the 2022 annual meeting of shareholders once scheduled by the Issuer (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE GROUP’S PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.